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                                                                    Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BROOKE GROUP LTD.


         FIRST.  The name of the Corporation is Brooke Group Ltd.

         SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $0.10 per share (the "Common Stock"), and 10,000,000 share of Preferred Stock, par value $1.00 per share.

         The powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A. Preferred Stock

                  1. Issuance in Series. The shares of Preferred Stock may be dividend into and issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative preferences and rights enumerated in subparagraphs (a) through (g), inclusive, of Section 2 of Paragraph A of this Article Fourth may be fixed and determined by the Board of Directors between series hereafter established; and each share of a series shall be identical in all respects with the other shares of such series.

                  2. Authority of the Board with Respect to Series. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article Fourth, to divide the shares of Preferred Stock into one or more series, and with respect to each such series, to fix and determine by resolution or resolutions providing for the issue of such series the following relative preferences and rights as to which there may be variations between the series so established:

                           (a) The distinctive designation of such series and
                  the number of shares which shall constitute such series which number may be increased (except as otherwise provided by the




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                  Board of Directors in the resolution or resolutions creating such series) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

                           (b) The annual rate of dividends payable on shares
                  of such series, the conditions, if any, upon which and the dates when such dividends shall be redeemable;

                           (c) The time or times when and the price or prices
                  at which shares of such series shall be redeemable;

                           (d) The amount payable on shares of such series in
                  the event of any liquidation, dissolution or winding-up of the affairs of the Corporation;

                           (e) If the shares of such series are to be entitled
                  to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of such series, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

                           (f) If the shares of such series are to be
                  convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, the conversion price or prices or the rate or rates of exchange and the terms and conditions of such conversion or exchange;

                           (g) The voting rights, if any, of such series, in
                  addition to the voting rights provided in Section 6 of this Paragraph A; and

                           (h) Such other powers, preferences and rights of
                  shares of such series and the qualifications, limitations or restrictions thereof as the Board of Directors may deem advisable and as are not inconsistent with the provisions of the Certificate of Incorporation.

                  3. Dividends. The holders of shares of Preferred Stock of each series shall be entitled to receive, out of the assets of the Corporation which are by law available for the payment of dividends, cash dividends in such amounts and payable at such time or times as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series, before any dividends on any class of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class of capital stock of the Corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment. The term "class of capital stock of the Corporation ranking junior to the Preferred Stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which ranks junior to the Preferred Stock as to payment of dividends or the distribution of assets upon dissolution, liquidation, or winding-up.

                  4. Redemption. The shares of Preferred Stock of any series then outstanding shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors at such price or prices





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and at such time or times as may be fixed and determined by the Board of
Directors in accordance with any resolution providing for the issuance of any such series of Preferred Stock. In case of redemption of a part only of the shares of Preferred Stock of any series at the time outstanding, the redemption may be either pro rata or by lot, as determined by the Board of Directors. Subject to the foregoing the Board of Directors shall have full authority and power to prescribe the manner in which the drawing by lot or the pro rata redemption shall be conducted and the terms and conditions upon which the shares of Preferred Stock shall be redeemed from time to time.

                  Notice of every redemption of shares of Preferred Stock shall be given by mailing such notice, postage prepaid, not less than 10 nor more then 20 days prior to the date fixed for such redemption to each holder of record of shares so to be redeemed at his address as the same shall appear on the books of the Corporation. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made upon surrender for cancellation of the certificates representing shares called for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to be duly given whether or not the holder receives the notice.

                  If notice of redemption shall have been duly given as hereinabove provided, on and after the date fixed for redemption (unless the Corporation shall default in making payment of the redemption price), all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease and terminate, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be shareholders and shall have no interest in or claim against the Corporation except the right to receive the redemption price upon surrender of their certificates for cancellation.

                  5. Reacquired Shares. Shares of any series of Preferred Stock which have been acquired by the Corporation, whether by purchase or redemption or by their having been converted into or exchanged for other shares of the Corporation shall upon their acquisition and without any other action by the Corporation resume the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or as shares of any other series.

                  6. Voting Rights. Except as otherwise fixed and determined by the Board of Directors in any resolution providing for the issuance of any series of Preferred Stock or as required by law, the holders of shares of Preferred Stock of any such series shall not be entitled to vote at any annual or special meeting of stockholders of the Corporation, provided, however, that so long as any shares of Preferred Stock of any series shall be outstanding the Corporation shall not, without the affirmative vote or written consent of the holders of record of two-thirds of the aggregate number of shares of Preferred Stock of all series then outstanding, voting as a class, (i) increase the total number of authorized shares of Preferred Stock, (ii) create or issue any shares of any class of capital stock ranking, either as to payment of dividends or distribution of assets upon dissolution, liquidation or winding-up prior to or on a parity with the Preferred Stock, or (iii) alter or change the designation or the powers, preferences or rights of the Preferred Stock as a class or the




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qualifications, limitations, or restrictions thereof; and provided further that nothing herein contained shall require the class vote or consent of the holders of shares of Preferred Stock for or in respect of (i) any increase in the total number of authorized shares of Common Stock or (ii) the fixing of any of the relative rights and preferences of any series of Preferred Stock that may be fixed and determined by the Board of Directors as provided in Section 2 of Paragraph A of this Article Fourth.

                  7. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts or other liabilities of the Corporation, the holders of all then outstanding shares of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series of Preferred Stock before any distribution is made to the holders of any class of capital stock of the Corporation ranking junior to the Preferred Stock. If upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of Preferred Stock of all series shall share ratably in any distribution of assets in accordance with the sums which would be payable upon such distribution if all sums payable were paid in full. Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of the Corporation within the meaning of this Article Fourth.

B. Common Stock

                  1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

                  2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

                  3. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and of the amounts to which the holders of all outstanding shares of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

         FIFTH. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.





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         SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

         SEVENTH. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares at the time entitled to vote at any election of directors, whether or not the Board of Directors is classified as provided in subsection (d) of Section 141 of Title 8 of the Delaware Code.

         EIGHTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date hereof to further limit the personal liability of directors to the Corporation or its stockholders, the liability of directors will be limited or eliminated to the maximum extent permitted by law as so amended.

         NINTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a manner as the said courts directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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